Exhibit 99.1

191 Mason Street Greenwich, Connecticut 06830 t: 203.629.9595 Associated-Capital-Group.com
For Immediate Release:	Contact:	Douglas R. Jamieson Chief Executive Officer (203) 629-9595 info@associated-capital-group.com

Associated Capital Group Extends Record Date

for its Shareholder Designated Charitable Contribution Program

Greenwich, CT, December 13, 2022 – Associated Capital Group, Inc. ("AC") (NYSE: AC) announced today it has extended the record date for its Shareholder Designated Charitable Contribution ("SDCC") program to January 18, 2023 from December 31, 2022. This will allow shareholders more time to register their shares and take advantage of this program. Shareholders will have until January 18, 2023 to register shares directly with Computershare, AC's transfer agent. In late January we expect to distribute a charitable contribution form that must be returned to AC no later than February 28, 2023 for the charitable contribution to be made.

Since its inception as a public company, through the SDCC, the shareholders of AC have donated approximately $34 million to over 160 different charities that address a broad range of local, national, and international concerns.

About Associated Capital Group, Inc.

Associated Capital Group, based in Greenwich, Connecticut, is a diversified global financial services company that provides alternative investment management through Gabelli & Company Investment Advisers, Inc. (“GCIA” f/k/a Gabelli Securities, Inc.). We have also earmarked proprietary capital for our direct investment business that invests in new and existing businesses. The direct investment business is developing along several core pillars, including: Gabelli Private Equity Partners, LLC (“GPEP”), formed in August 2017 with $150 million of authorized capital as a “fund-less” sponsor; and Gabelli Principal Strategies Group, LLC (“GPS”), created to pursue strategic operating initiatives.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this press release contain “forward-looking statements”. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.